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                       STACEY'S Buffet, Inc.
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FOR IMMEDIATE RELEASE				SYMBOL:	SBUF
Monday, November 3, 1997				TRADED:	NASDAQ/SMALLCAP

          STACEY'S BUFFET, INC. ANNOUNCES STRATEGIC ALLIANCE
               WITH STAR BUFFET, INC. AND THE SALE OF
                  SIX STACEY'S BUFFET RESTAURANTS

	LARGO, FLORIDA, October 31, --Stacey's Buffet, Inc. (Nasdaq: SBUF) announced today that it finalized a strategic alliance with Star Buffet, Inc. (Nasdaq: STRZ) for the purpose of improving the operating performance of Stacey's Buffet, Inc. Under the revised terms of the previously announced strategic alliance, Star has agreed to lend up to $4.5 million over the next year and provide certain management services in exchange for warrants to acquire Stacey's stock and agreed upon fees. Additionally, Robert E. Wheaton, President and CEO of Star, has been appointed Chairman of the board of directors of Stacey's Buffet, Inc.

	As part of the strategic alliance, Star has agreed, subject to certain conditions, to provide capital for the refurbishment of certain Stacey's restaurants in Florida. Also, Stacey's has agreed to sell to Star six of Stacey's restaurants in Florida. The sale, which will be paid by the cancellation of outstanding indebtedness, is expected to close in the next sixty days, although Stacey's retains the right to repurchase those restaurants.

	Stephen J. Marrier, who has stepped down as Stacey's Chairman, CEO and President, but will remain a director, stated, "I'm excited about our strategic alliance with Star. This alliance represents a continuation of management's efforts to return Stacey's to profitability. We expect to take full advantage of the significant operating synergies, including increased buying power and the proven efficient operating procedures now employed by Star and CKE Restaurants. Their vast resources should be a tremendous benefit to Stacey's."

	Robert E. Wheaton, President and CEO of Star stated that " Stacey's represents an exciting but challenging opportunity. We believe that with the continued support of Stacey's board, employees and business partners, the company can re-emerge as a profitable buffet operator in Florida. We plan to aggressively address Stacey's operational and financial challenges immediately."

	Stacey's Buffet currently operates 23 family-style buffet restaurants in Florida, New York, New Jersey, Pennsylvania, and licenses one additional store in the State of Florida.
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	For additional information, please contact:

                        Maureen Jack
                    Stacey's Buffet, Inc.
                   (813) 581-4492 ext. 12